(EXHIBIT 11)

CONCORDE CAREER COLLEGES, INC.

COMPUTATION OF PER SHARE EARNINGS

	Basic EPS Nine Months Ended September 30,		Diluted EPS Nine Months Ended September 30,
	2003	2002	2003	2002
Weighted average shares outstanding	5,861,000	3,992,000	5,861,000	3,992,000
Options			414,000	333,000
Debt / nondetachable warrants				1,287,000
Convertible preferred stock				533,000

Adjusted weighted average shares	5,861,000	3,992,000	6,275,000	6,145,000

Net income	$4,785,000	$3,167,000	$4,785,000	$3,167,000
Interest on convertible debt, net of tax				81,000
Class B preferred stock accretion		(161,000)

Income available to common shareholders	$4,785,000	$3,006,000	$4,785,000	$3,248,000

Net income per share	$.82	$.75	$.76	$.53

	Basic EPS Three Months Ended September 30,		Diluted EPS Three Months Ended September 30,
	2003	2002	2003	2002
Weighted average shares outstanding	5,877,000	3,996,000	5,877,000	3,996,000
Options			441,000	358,000
Debt / nondetachable warrants				1,287,000
Convertible preferred stock				533,000

Adjusted weighted average shares	5,877,000	3,996,000	6,318,000	6,174,000

Net income	$1,765,000	$1,333,000	$1,765,000	$1,333,000
Interest on convertible debt, net of tax				27,000
Class B preferred stock accretion		(55,000)

Income available to common shareholders	$1,765,000	$1,278,000	$1,765,000	$1,360,000

Net income per share	$.30	$.32	$.28	$.22

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